blue water
GLOBAL GROUP

P: 949.264.1475
F: 949.607.4052

www.bluewaterglobalgroup.com
info@bluewaterglobalgroup.com

PRESS RELEASE

Blue Water Finalizes Second Significant Equity Investment

Blue Water Acquires a Net 15% Interest in Next Level Hockey

Canton, Georgia – September 8, 2014 – Blue Water Global Group, Inc. (OTCBB: BLUU) announces that it has executed a definitive agreement to acquire a significant equity position with Next Level Hockey, LLC ("**Next Level**"), a privately held company seeking a public listing on the OTC Bulletin Board ("**OTCBB**"). Blue Water and Next Level entered into a Letter of Intent in May 2014. This is Blue Water's second such equity investment in a private company making the transition to a publicly traded company.

Key elements to this investment include:

- The Next Level transaction will essentially mirror Blue Water's December 2013 investment in Stream Flow Media, Inc.
- Blue Water will own a net 15% equity interest in Next Level when it goes public on the OTCBB
- The Next Level investment is expected to be accretive to Blue Water's 2015 and 2016 earnings
- Next Level is anticipated to obtain a listing on the OTCBB during Summer 2015
- Blue Water anticipates significant upside potential in its Next Level shares once it is listed on the OTCBB
- Next Level will convert from a limited liability company to a "C" corporation in preparation of going public
- Next Level anticipates filing its initial Registration Statement on Form S-1 with the SEC in Q1 2015

Blue Water's President and CEO, J. Scott Sitra, stated, "While our Blue Water Bar & Grill™ under development in St. Maarten and the pending launch of our premium rums has taken the media spotlight recently, we have been quietly continuing our pursuit of building long-term shareholder value through early stage equity investments in private companies seeking a listing on the OTCBB. Like with our earlier Stream Flow investment, the procedures of going public and general net benefits to Blue Water and its shareholders will be very similar in nature to the Stream Flow investment." Mr. Sitra continued, "Additionally, Blue Water is in discussions to make a third such equity investment in a private company prior to the end of the year."

About Next Level Hockey

Next Level Hockey, LLC is a rapidly growing company in the sports training industry. Next Level currently has two successful hockey concentric training centers and has plans to expand into new locations throughout the Northeast. Next Level's facilities contain state of the art training methods and equipment so they are able to cater to the needs and training requirements of hockey players and teams of all levels. For more information, visit www.nextlevelhockey.com.

About Blue Water Global Group

Blue Water Global Group, Inc. is a publicly held developer of casual dining restaurant properties and premium distilled spirits. Blue Water is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean under the Blue Water Bar & Grill™ brand and a line of premium rums which include the flagship rum Blue Water Ultra Premium Rum™ and aged spiced Blue Water Caribbean Gold™ Premium Rum. Additionally, Blue Water is engaged in making strategic equity investments in promising businesses that are in the early stages of obtaining their own listing on the OTCBB. For more information, visit www.bluewaterglobalgroup.com.

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Investor Relations

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